EXHIBIT 99

                MB Financial, Inc.
                800 West Madison Street
                Chicago, Illinois 60607
                (888) 422-6562
                NASDAQ:  MBFI

PRESS RELEASE

For Information at MB Financial, Inc. contact:
Jill York - Vice President and Chief Financial Officer
E-Mail: jyork@mbfinancial.com

FOR IMMEDIATE RELEASE

MB FINANCIAL, INC. REPORTS STRONG CAPITAL AND LIQUIDITY POSITION, STRONG CORE PRE-TAX, PRE-PROVISION EARNINGS

CHICAGO, October 22, 2010 – MB Financial, Inc. (NASDAQ: MBFI), the holding company for MB Financial Bank, N.A (“the Bank” or “MB Financial Bank”), announced today third quarter results for 2010.  The words “MB Financial,” “the Company,” “we,” “our” and “us” refer to MB Financial, Inc. and its consolidated subsidiaries, unless indicated otherwise.  We had a net loss of $2.8 million and a net loss available to common shareholders of $5.4 million for the third quarter of 2010 compared to net income of $7.4 million and net income available to common shareholders of $4.9 million for the third quarter of 2009, and net income of $19.2 million and net income available to common shareholders of $16.6 million for the second quarter of 2010.  The results for the second quarter of 2010 reflect $62.6 million of bargain purchase gain from the Broadway and New Century Bank FDIC-assisted transactions completed in that quarter, including additional gains of approximately $11.6 million retrospectively recorded for that quarter.

Key items for the quarter were as follows:

Continued Growth in Core Pre-Tax, Pre-Provision Earnings:
•
Core pre-tax, pre-provision earnings increased 93.3% to $51.1 million, compared to $26.4 million for the third quarter of 2009.  Core pre-tax, pre-provision earnings increased $2.6 million, or 5.4%, compared to the second quarter of 2010.

•
Net interest income on a fully tax equivalent basis increased to $90.2 million, or by 42.5%, compared to $63.3 million for the third quarter of 2009.  Net interest income on a fully tax equivalent basis increased $900 thousand, or 1.0%, compared to the second quarter of 2010.  See discussion below for more information on net interest income for the quarter.

•	The net interest margin on a fully tax equivalent basis increased to 3.92% from 2.85% in the third quarter of 2009 and from 3.91% in the second quarter of 2010.
•	Core other income increased 48.4% to $30.1 million, compared to $20.3 million for the third quarter of 2009. Core other income increased $2.1 million, or 7.5%, compared to the second quarter of 2010.

Credit Quality – Increased Non-Performing Loans:
•
Our provision for loan losses was $65.0 million for the third quarter of 2010, while our net charge-offs were $66.7 million.  For the second quarter of 2010, our provision for loan losses and net charge-offs were $85.0 million and $67.2 million, respectively.  For the third quarter of 2009, our provision for loan losses and net charge-offs were $45.0 million and $37.1 million, respectively.  Our provision for loan losses reflects deterioration in our loan portfolio primarily due to continued weakness in real estate market conditions, which has resulted in increases in our non-performing loans in the commercial real estate category.

•
Our non-performing loans were $392.6 million or 5.73% of total loans as of September 30, 2010, compared to $343.8 million or 4.90% as of June 30, 2010 and $271.3 million or 4.16% as of December 31, 2009.  The percentage of the allowance for loan losses to non-performing loans was 49.40% as of September 30, 2010, 56.89% as of June 30, 2010 and 65.26% as of December 31, 2009.

•	Our non-performing assets were $452.0 or 4.26% of total assets as of September 30, 2010, compared to $388.0 million or 3.65% as of June 30, 2010, and $308.4 million or 2.84% as of December 31, 2009.
•	Potential problem loans decreased from $319.8 million to $306.1 million from the second quarter of 2010 to the third quarter of 2010. Potential problem loans at December 31, 2009 were $233.4 million.
•	Our allowance for loan losses to total loans was 2.83% as of September 30, 2010, compared to 2.79% as of June 30, 2010 and 2.71% as of December 31, 2009.

For purposes of the second and third bullet points above, non-performing loans exclude loans held for sale and certain purchased credit-impaired loans that MB Financial Bank acquired in FDIC-assisted transactions, a majority of which are subject to loss share arrangements with the FDIC. These purchased credit-impaired loans are accounted for on a pool basis, and the pools are considered to be performing.  Additionally, non-performing assets exclude other real estate owned related to assets acquired in FDIC-assisted transactions.

Strong Capital Position:
•
MB Financial Bank continues to significantly exceed the “Well-Capitalized” threshold established under the regulations of the Office of the Comptroller of the Currency.  At September 30, 2010, MB Financial, Inc.’s total risk-based capital ratio was 17.14%, Tier 1 capital to risk-weighted assets ratio was 15.15%, Tier 1 capital to average asset ratio was 10.38% and Tier 1 common capital to risk-weighted assets was 10.17%, compared with 16.78%, 14.82%, 10.48% and 9.97%, respectively, as of June 30, 2010 and 15.45%, 13.51%, 8.71% and 8.76%, respectively, as of December 31, 2009.  As of September 30, 2010, total capital was approximately $497.0 million in excess of the “Well-Capitalized” threshold, compared with $486.3 million as of June 30, 2010.

•
Our tangible common equity to tangible assets ratio was 7.17% at September 30, 2010, compared to 7.25% at June 30, 2010, and 6.18% at December 31, 2009.  Our tangible common equity to risk-weighted assets ratio was 10.49% at September 30, 2010, compared to 10.34% at June 30, 2010 and 8.83% at December 31, 2009.

Strong Liquidity Position and Improved Deposit Mix:
•
Our loan to deposit ratio was 82% as of September 30, 2010, a decrease from 84% as of June 30, 2010 and an increase from 75% as of December 31, 2009.  At December 31, 2009, deposit balances included certificates of deposits related to Corus that had not yet been redeemed or repriced.

•	Our ratio of core funding to total funding was 89% at September 30, 2010 and June 30, 2010, compared to 87% at December 31, 2009.
•	Our ratio of CDs to total deposits was 39% at September 30, 2010, an improvement from 41% at June 30, 2010 and 43% at December 31, 2009.

Transactions Update
•
Broadway Bank and New Century Bank FDIC-assisted transactions - During the third quarter of 2010, we updated our initial purchasing accounting estimates of covered loan and indemnification asset fair values as well as the core deposit intangible and goodwill estimates and other related balance sheet accounts.  In accordance with Topic 805, previously reported second quarter 2010 results have been adjusted to reflect these changes in estimates.  The revisions resulted in an additional $11.6 million pre-tax bargain purchase gain recognized in the quarter ended June 30, 2010.  This additional gain was primarily the result of changes to the original estimates related to payment/disposition of assets acquired as we received updated appraisals and learned more about each banks credit quality.  Additionally, on the income statement there was a reclassification between interest income on covered loans and accretion of the indemnification asset.   The financial statement information as of and for the quarter ended June 30, 2010 presented in these consolidated financial statements reflects these measurement period adjustments.  The overall impact to the second quarter of 2010 was an increase in after-tax earnings of $7.1 million, or $0.13 per share.

•	Corus and InBank FDIC-assisted transactions - Purchase accounting was finalized on our InBank and Corus FDIC-assisted transactions during the third quarter of 2010.

RESULTS OF OPERATIONS

Third Quarter Results

Net Interest Income

Net interest income on a tax equivalent basis increased $26.9 million from the third quarter of 2009, and $900 thousand from the second quarter of 2010 to the third quarter of 2010.  Our net interest margin, on fully tax equivalent basis, was 3.92% for the third quarter of 2010 compared to 3.91% in the second quarter of 2010 and 2.85% in the third quarter of 2009.  The margin increase from the third quarter of 2009 was primarily due to a decrease in our average cost of funds caused by downward repricing of certificates of deposit, improved deposit mix and improved credit spreads on renewed loans.  Additionally, the increase in the margin from the third quarter of 2009 was impacted by the change in the mix of average assets from other interest bearing deposits to higher yielding loans.

Our non-performing loans negatively impacted our net interest margin during the third quarter of 2010, the second quarter of 2010 and the third quarter of 2009 by approximately 22 basis points, 21 basis points and 17 basis points, respectively.

See the supplemental net interest margin table for further detail.

Other Income (in thousands):

	Three Months Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
	2010	2010	2010	2009	2009	2010	2009
Core other income:
Loan service fees	$ 1,659	$ 2,042	$ 1,284	$ 1,723	$ 1,565	$ 4,985	$ 5,190
Deposit service fees	10,705	9,461	8,848	9,311	7,912	29,014	21,289
Lease financing, net	5,022	5,026	4,620	5,799	3,937	14,668	12,729
Brokerage fees	1,407	1,129	1,245	1,272	1,004	3,781	3,334
Trust and asset management fees	3,918	3,536	3,335	3,347	3,169	10,789	9,246
Increase in cash surrender value of life insurance	1,209	706	671	669	664	2,586	1,790
Accretion of indemnification asset	3,602	3,067	-	-	-	6,669	-
Other operating income	2,604	3,066	3,130	2,663	2,053	8,800	5,949
Total core other income	30,126	28,033	23,133	24,784	20,304	81,292	59,527

Non-core other income(1)
Net gain on sale of investment securities	9,482	2,304	6,866	239	3	18,652	13,790
Net gain (loss) on sale of other assets	299	(99)	11	12	12	211	(25)
Net gain (loss) recognized on other real estate owned(A)	(3,608)	52	(3,299)	(733)	25	(6,855)	303
Net loss recognized on InBank other real estate owned(A)	(305)	-	-	-	-	(305)	-
Acquisition related gains	-	62,649	-	18,325	10,222	62,649	10,222
Increase (decrease) in market value of assets held in
trust for deferred compensation(A)	(3)	(39)	7	300	334	(35)	410
Total non-core other income	5,865	64,867	3,585	18,143	10,596	74,317	24,700

Total other income	$ 35,991	$ 92,900	$ 26,718	$ 42,927	$ 30,900	$ 155,609	$ 84,227

(1)	Letters denote the corresponding line items where these non-core other income items reside in the consolidated statements of income as follows: A – Other operating income.

Core other income increased by $2.1 million from the second quarter of 2010 to the third quarter of 2010.  Core deposit service fees increased primarily due to increases in NSF and overdraft fees. The increase in the cash surrender value of life insurance was a result of a death benefit on a bank owned life insurance policy that we recognized during the third quarter of 2010.  Accretion of indemnification asset increased as the asset was outstanding for the entire third quarter of 2010, compared to approximately two months in the second quarter of 2010.  Non-core other income was primarily impacted by gains recorded on our Broadway Bank and New Century Bank FDIC-assisted transactions in the second quarter of 2010.  Additional gains of approximately $11.6 million were retrospectively recorded on the Broadway Bank and New Century Bank FDIC-assisted transactions in the second quarter of 2010. These gains were in addition to gains of $51.0 million originally booked during the second quarter of 2010 based on preliminary estimates.  Non-core other income was also impacted by a net gain on sale of investment securities of $9.5 million in the third quarter of 2010 compared to a net gain on sale of investment securities of $2.3 million in the second quarter of 2010.  Gains were taken on securities to lock in those gains and shorten the overall duration of our securities portfolio.  A net loss was recognized on other real estate owned (“OREO”) of $3.9 million in the third quarter of 2010 compared with a small net gain in the second quarter of 2010.  The loss in the third quarter related primarily to one OREO property located in the southwest suburbs of Chicago where lower values on comparable sales in the area and an extended marketing period prompted a reappraisal and subsequent write-down in value.  It is our practice to reappraise all OREO at least annually and whenever we think there might be a material change in value.

Core other income increased by $21.8 million for the nine months ended September 30, 2010 compared to the nine months ended September 30, 2009.  Core deposit service fees increased primarily due to an increase in commercial deposit fees related to the treasury management business acquired in the Corus FDIC-assisted transaction during the second half of 2009, and an increase in NSF and overdraft fees related to the FDIC-assisted transactions completed in 2009 and 2010.  Net lease financing increased primarily due to an increase in the sales of third party equipment maintenance to customers.  Core trust and asset management fees increased primarily due to an increase in assets under management, as a result of organic growth and an increase in the market value of assets under management.  The Broadway Bank and New Century Bank FDIC-assisted transactions resulted in accretion on the corresponding indemnification asset.  Prior year accretion related to the Heritage Bank transaction was not significant.  Other income increased primarily due to treasury management income related to our FDIC-assisted transactions completed during the second half of 2009, and due to rental income on OREO properties.   As noted above, non-core other income was primarily impacted by gains recorded on the Broadway and New Century FDIC-assisted transactions, based on preliminary estimates.  Additionally, non-core other income was impacted to a lesser extent by a net gain on sale of investment securities of $18.7 million for the nine months ended September 30, 2010, compared with a net gain on sale of investment securities of $13.8 million for the nine months ended September 30, 2009, and a net loss recognized on other real estate owned of $7.2 million for the nine months ended September 30, 2010, compared with a net gain  recognized on other real estate owned of $303 thousand for the nine months ended September 30, 2009.

Other Expense (in thousands):

	Three Months Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
	2010	2010	2010	2009	2009	2010	2009
Core other expense:
Salaries and employee benefits	$ 37,427	$ 37,143	$ 33,415	$ 33,091	$ 30,862	$ 107,985	$ 86,853
Occupancy and equipment expense	8,800	8,928	9,179	8,885	7,803	26,907	22,636
Computer services expense	2,654	3,322	2,528	2,882	2,829	8,504	7,129
Advertising and marketing expense	1,620	1,639	1,633	683	1,296	4,892	3,502
Professional and legal expense	1,638	1,370	1,078	1,465	1,126	4,086	3,215
Brokerage fee expense	596	420	462	553	478	1,478	1,446
Telecommunication expense	975	964	908	1,127	812	2,847	2,306
Other intangibles amortization expense	1,567	1,505	1,510	1,650	966	4,582	2,841
FDIC insurance premiums	3,873	3,833	3,964	4,099	3,206	11,670	8,813
Other operating expenses	7,524	7,141	7,228	6,337	5,446	21,893	15,677
Total core other expense	66,674	66,265	61,905	60,772	54,824	194,844	154,418

Non-core other expense (1)
FDIC special assessment(A)	-	-	-	-	-	-	3,850
Impairment charges	-	-	-	-	4,000	-	4,000
Increase (decrease) in market value of assets held in
trust for deferred compensation(B)	(3)	(39)	7	300	334	(35)	410
Total non-core other expense	(3)	(39)	7	300	4,334	(35)	8,260

Total other expense	$ 66,671	$ 66,226	$ 61,912	$ 61,072	$ 59,158	$ 194,809	$ 162,678

(1)
Letters denote the corresponding line items where these non-core other expense items reside in the consolidated statements of income as follows:  A – FDIC insurance premiums, B – Salaries and employee benefits.

Core other expense remained relatively unchanged from the second quarter of 2010 to the third quarter of 2010.

Core other expense increased $40.4 million for the nine months ended September 30, 2010 compared to the nine months ended September 30, 2009.  The FDIC-assisted transactions completed in 2009 and 2010 increased total core other expense from the nine months ended September 30, 2009 to the nine months ended September 30, 2010 by approximately $24.0 million.  Salaries and employee benefits expense also increased due to an increase in healthcare expense and additional problem loan remediation staff added from September 30, 2009 to September 30, 2010.  Core other operating expenses increased due to an increase of approximately $1.9 million in OREO expense.

LOAN PORTFOLIO

The following table sets forth the composition of the loan portfolio, excluding loans held for sale, as of the dates indicated (dollars in thousands):

	September 30,		June 30,		March 31,		December 31,		September 30,
	2010		2010		2010		2009		2009
	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total
Commercial related credits:
Commercial loans	$ 1,291,115	19%	$ 1,315,899	19%	$ 1,378,873	21%	$ 1,387,476	21%	$ 1,422,989	22%
Commercial loans collateralized by assign-
ment of lease payments (lease loans)	1,019,083	15%	992,301	14%	960,470	15%	953,452	15%	881,963	13%
Commercial real estate	2,259,708	33%	2,378,272	34%	2,409,078	38%	2,472,520	38%	2,446,909	38%
Construction real estate	445,881	6%	496,732	7%	558,615	9%	594,482	9%	697,232	11%
Total commercial related credits	5,015,787	73%	5,183,204	74%	5,307,036	83%	5,407,930	83%	5,449,093	84%
Other loans:
Residential real estate	328,985	5%	321,665	5%	302,308	5%	291,022	4%	291,889	4%
Indirect motorcycle	166,163	2%	164,269	2%	158,207	2%	156,853	2%	159,273	2%
Indirect automobile	15,928	0%	17,914	0%	20,437	1%	23,414	1%	26,226	1%
Home equity	386,866	6%	389,298	6%	401,570	6%	405,439	6%	408,184	7%
Consumer loans	76,219	1%	73,436	1%	70,247	1%	66,293	1%	66,600	1%
Total other loans	974,161	14%	966,582	14%	952,769	15%	943,021	14%	952,172	15%
Gross loans excluding covered loans	5,989,948	87%	6,149,786	88%	6,259,805	98%	6,350,951	97%	6,401,265	99%
Covered loans (1)	859,038	13%	861,706	12%	155,051	2%	173,596	3%	91,230	1%
Gross loans	6,848,986	100%	7,011,492	100%	6,414,856	100%	6,524,547	100%	6,492,495	100%
Allowance for loan losses	(193,926)		(195,612)		(177,787)		(177,072)		(189,232)
Net loans	$ 6,655,060		$ 6,815,880		$ 6,237,069		$ 6,347,475		$ 6,303,263

(1)	Covered loans refer to loans we acquired in FDIC-assisted transactions that are subject to loss-sharing agreements with the FDIC.

The increase in covered loans from March 31, 2010 to June 30, 2010 was due to the Broadway Bank and New Century Bank FDIC-assisted transactions.

ASSET QUALITY

The following table presents a summary of non-performing assets, excluding loans held for sale, credit-impaired loans that were acquired as part of our FDIC-assisted transactions (see definition of “purchased credit-impaired loans” below), and OREO that is related to FDIC-assisted transactions, as of the dates indicated (dollar amounts in thousands):

	September 30,	June 30,	March 31,	December 31,	September 30,
	2010	2010	2010	2009	2009
Non-performing loans:
Non-accrual loans(1)	$ 392,477	$ 343,838	$ 323,017	$ 270,839	$ 286,623
Loans 90 days or more past due, still accruing interest	115	-	150	477	-
Total non-performing loans	392,592	343,838	323,167	271,316	286,623

OREO	59,114	43,988	41,589	36,711	22,612
Repossessed vehicles	321	191	250	333	271
Total non-performing assets	$ 452,027	$ 388,017	$ 365,006	$ 308,360	$ 309,506

Total allowance for loan losses	193,926	195,612	177,787	177,072	189,232
Partial charge-offs taken on non-performing loans	171,549	142,872	95,960	69,359	46,258
Allowance for loan losses, including partial charge-offs	$ 365,475	$ 338,484	$ 273,747	$ 246,431	$ 235,490

Accruing restructured loans	$ 12,226	$ 10,940	$ -	$ -	$ -

Total non-performing loans to total loans	5.73%	4.90%	5.04%	4.16%	4.41%
Total non-performing assets to total assets	4.26%	3.65%	3.58%	2.84%	2.19%
Allowance for loan losses to non-performing loans	49.40%	56.89%	55.01%	65.26%	66.02%
Allowance for loan losses to non-performing loans,
including partial charge-offs taken	64.78%	69.55%	65.31%	72.34%	70.74%

(1)	Includes restructured loans on non-accrual status of approximately $16.9 million at September 30, 2010 and $6.0 million at June 30, 2010.

At September 30, 2010, the composition of other real estate owned was primarily improved lots and single family construction projects.

The following table presents a summary of total performing loans greater than 30 days and less than 90 days past due, excluding loans held for sale and credit-impaired loans that were acquired as part of our FDIC-assisted transactions (see definition of “purchased credit-impaired loans” below), as of the dates indicated (dollar amounts in thousands):

	September 30,	June 30,	March 31,	December 31,	September 30,
	2010	2010	2010	2009	2009

30 - 59 Days Past Due	$ 19,302	$ 26,491	$ 17,239	$ 25,331	$ 35,943
60 - 89 Days Past Due	6,011	3,746	1,653	5,523	15,109
	$ 25,313	$ 30,237	$ 18,892	$ 30,854	$ 51,052

Approximately $6.3 million of performing loans past due are classified as potential problem loans (defined below) as of September 30, 2010, compared to $13.6 million as of June 30, 2010.

The following table represents a summary of OREO in thousands:

September 30,
2010

Balance at the beginning of quarter	$ 43,988
Transfers in at fair value less estimated costs to sell	21,383
Fair value adjustments	(3,429)
Net losses on sales of OREO	(179)
Cash received upon disposition	(2,649)
Balance at the end of quarter	$ 59,114

The following table presents data related to non-performing loans, by dollar amount and category at September 30, 2010 (dollar amounts in thousands):

	Commercial and Lease Loans		Construction Real Estate Loans		Commercial Real Estate Loans		Consumer Loans	Total Loans
	Number of Borrowers	Amount	Number of Borrowers	Amount	Number of Borrowers	Amount	Amount	Amount
$10.0 million or more	-	$ -	1	$ 14,539	4	$ 63,807	$ -	$ 78,346
$5.0 million to $9.9 million	3	23,179	6	41,727	2	12,412	-	77,318
$1.5 million to $4.9 million	9	19,297	17	53,736	20	52,540	1,575	127,148
Under $1.5 million	51	14,543	31	20,420	130	51,366	23,451	109,780
	63	$ 57,019	55	$ 130,422	156	$ 180,125	$ 25,026	$ 392,592

Percentage of individual loan category		2.47%		29.25%		7.97%	2.57%	5.73%

Specific reserves and partial charge-offs as a
percentage of non-performing loans		48%		48%		27%

The following table presents data related to non-performing loans, by dollar amount and category at June 30, 2010 (dollar amounts in thousands):

	Commercial and Lease Loans		Construction Real Estate Loans		Commercial Real Estate Loans		Consumer Loans	Total Loans
	Number of Borrowers	Amount	Number of Borrowers	Amount	Number of Borrowers	Amount	Amount	Amount
$10.0 million or more	1	$ 11,292	3	$ 37,697	-	$ -	$ -	$ 48,989
$5.0 million to $9.9 million	1	8,254	10	68,469	3	17,168	-	93,891
$1.5 million to $4.9 million	6	12,707	14	49,717	14	36,152	1,575	100,151
Under $1.5 million	46	11,732	30	20,648	113	48,668	19,759	100,807
	54	$ 43,985	57	$ 176,531	130	$ 101,988	$ 21,334	$ 343,838

Percentage of individual loan category		1.91%		35.54%		4.29%	2.21%	4.90%

We define potential problem loans as performing loans rated substandard that do not meet the definition of a non-performing loan (See “Asset Quality” section above for non-performing loans).  We recognize potential problem loans carry a higher probability of default and require additional attention by management.  The aggregate principal amount of potential problem loans was $306.1 million, or 4.47% of total loans, as of September 30, 2010, compared to $319.8 million, or 4.56% of total loans, as of June 30, 2010 and $233.4 million or 3.58% of total loans, as of December 31, 2009.

“Purchased credit-impaired loans” refer to certain loans acquired in the FDIC-assisted transactions, for which deterioration in credit quality occurred before the Company’s acquisition date.  Upon acquisition, these loans were recorded at fair value with interest income to be accreted over the estimated life of the loan when cash flows are reasonably estimable, even if the underlying loans are contractually past due.  Acquisition fair value incorporates the Company’s estimate, as of the acquisition date, of credit losses over the remaining life of the portfolio.  No allowance for loan losses has been recorded for these loans.

The following table sets forth information on commercial real estate loans by risk category and type, excluding covered loans and loans held for sale (dollars in thousands):

	Risk Category

			Potential Problem and
	Non-Performing		and Other Watch
	Loans (NPLs)		List Loans		Pass Loans		Total
	Amount	% of Loan Balance Reserved(1)	Amount	% of Loan Balance Reserved	Amount	% of Loan Balance Reserved	Amount	% of Loan Balance Reserved(1)

Church and school	$ 785	7%	$ 7,204	18%	$ 54,264	1%	$ 62,253	3%
Healthcare	-	0%	4,915	13%	194,521	2%	199,436	2%
Industrial	29,242	19%	86,034	16%	440,625	2%	555,901	5%
Multifamily	38,669	28%	66,221	13%	373,394	1%	478,284	6%
Office	15,933	38%	41,374	16%	165,720	1%	223,027	8%
Other	34,504	13%	33,982	12%	177,652	1%	246,138	5%
Retail	60,992	32%	51,004	14%	382,673	2%	494,669	8%
	$ 180,125	27%	$ 290,734	14%	$ 1,788,849	2%	$ 2,259,708	6%

The following table sets forth trend information for construction real estate loans by risk category, excluding covered loans and loans held for sale, for the past five quarters (dollars in thousands):

	Risk Category

			Potential Problem and
	Non-Performing		and Other Watch
	Loans (NPLs)		List Loans		Pass Loans		Total
	Amount	% of Loan Balance Reserved(1)	Amount	% of Loan Balance Reserved	Amount	% of Loan Balance Reserved	Amount	% of Loan Balance Reserved(1)

Total construction loans as of September 30, 2009	$ 203,344	29%	$ 145,211	6%	$ 348,677	1%	$ 697,232	11%

Total construction loans as of December 31, 2009	$ 180,991	35%	$ 126,493	16%	$ 286,998	5%	$ 594,482	19%

Total construction loans as of March 31, 2010	$ 177,292	39%	$ 121,743	17%	$ 259,580	4%	$ 558,615	20%

Total construction loans as of June 30, 2010	$ 176,531	44%	$ 97,162	17%	$ 223,039	3%	$ 496,732	24%

Total construction loans as of September 30, 2010	$ 130,422	48%	$ 95,256	16%	$ 220,203	3%	$ 445,881	23%

(1)	To calculate the percentage of loan balances reserved, partial charge-offs taken on loans with balances outstanding have been added back to both reserves and outstanding balance.

Below is a reconciliation of the activity in our allowance for loan losses for the periods indicated (dollar amounts in thousands):

	Three Months Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
	2010	2010	2010	2009	2009	2010	2009
Balance at the beginning of period	$ 195,612	$ 177,787	$ 177,072	$ 189,232	$ 181,356	$ 177,072	$ 144,001
Provision for loan losses	65,000	85,000	47,200	70,000	45,000	197,200	161,800
Charge-offs:
Commercial loans	(11,362)	(30,211)	(7,363)	(8,892)	(20,037)	(48,936)	(37,221)
Commercial loans collateralized by assignment
of lease payments (lease loans)	(418)	(917)	(333)	(333)	(269)	(1,668)	(5,074)
Commercial real estate loans	(25,265)	(15,002)	(12,201)	(11,829)	(2,006)	(52,468)	(27,013)
Construction real estate	(29,120)	(22,992)	(25,285)	(59,435)	(14,914)	(77,397)	(44,354)
Residential real estate	(1,500)	(4)	(459)	(650)	(290)	(1,963)	(826)
Indirect vehicle	(503)	(611)	(1,117)	(1,324)	(937)	(2,231)	(2,761)
Home equity	(1,369)	(1,271)	(628)	(1,236)	(650)	(3,268)	(2,207)
Consumer loans	(600)	(202)	(525)	(479)	(358)	(1,327)	(645)
Total charge-offs	(70,137)	(71,210)	(47,911)	(84,178)	(39,461)	(189,258)	(120,101)
Recoveries:
Commercial loans	1,900	2,322	724	1,344	71	4,946	147
Commercial loans collateralized by assignment
of lease payments (lease loans)	62	96	-	-	-	158	-
Commercial real estate loans	907	177	186	12	5	1,270	28
Construction real estate	330	1,055	113	154	2,042	1,498	2,803
Residential real estate	7	9	41	4	9	57	40
Indirect vehicle	232	344	301	301	194	877	456
Home equity	11	31	59	9	13	101	44
Consumer loans	2	1	2	194	3	5	14
Total recoveries	3,451	4,035	1,426	2,018	2,337	8,912	3,532

Total net charge-offs	(66,686)	(67,175)	(46,485)	(82,160)	(37,124)	(180,346)	(116,569)

Balance	$ 193,926	$ 195,612	$ 177,787	$ 177,072	$ 189,232	$ 193,926	$ 189,232

Total loans, excluding loans held for sale	$ 6,848,986	$ 7,011,492	$ 6,414,856	$ 6,524,547	$ 6,492,495	$ 6,848,986	$ 6,492,495
Average loans, excluding loans held for sale	$ 6,939,415	$ 6,925,140	$ 6,441,625	$ 6,460,195	$ 6,452,094	$ 6,770,550	$ 6,398,119

Ratio of allowance for loan losses to total loans,
excluding loans held for sale	2.83%	2.79%	2.77%	2.71%	2.91%	2.83%	2.91%
Ratio of allowance for loan losses to total loans,
including partial charge-offs, and excluding loans
held for sale	5.21%	4.73%	4.20%	3.74%	3.60%	5.21%	3.60%
Net loan charge-offs to average loans, excluding loans
held for sale (annualized)	3.81%	3.89%	2.93%	5.05%	2.28%	3.56%	2.44%

Although management believes that adequate specific and general loan loss allowances have been established, actual losses are dependent upon future events and, as such, further additions to the level of specific and general loan loss allowances may become necessary.

INVESTMENT SECURITIES AVAILABLE FOR SALE

The following table sets forth the fair value, amortized cost, and total unrealized gain (loss) of our investment securities available for sale, by type (in thousands):

	At September 30,	At June 30,	At March 31,	At December 31,	At September 30,
	2010	2010	2010	2009	2009
Fair Value
Government sponsored agencies and enterprises	24,698	49,142	55,716	70,239	323,969
Bank notes issued through the TLGP(1)	-	-	-	-	1,578,174
States and political subdivisions	379,675	377,105	375,523	380,234	396,124
Mortgage-backed securities	898,837	1,326,432	1,708,512	2,377,051	1,636,275
Corporate bonds	6,140	6,356	6,356	11,395	56,599
Equity securities	10,315	10,172	4,384	4,314	3,839
Debt securities issued by foreign governments	-	-	-	-	-
Total fair value	$ 1,319,665	$ 1,769,207	$ 2,150,491	$ 2,843,233	$ 3,994,980

Amortized cost
Government sponsored agencies and enterprises	23,826	48,138	54,672	69,120	322,620
Bank notes issued through the TLGP(1)	-	-	-	-	1,578,203
States and political subdivisions	355,121	359,556	362,453	366,845	372,772
Mortgage-backed securities	887,422	1,301,301	1,696,669	2,382,495	1,625,378
Corporate bonds	6,140	6,356	6,356	11,400	56,655
Equity securities	10,016	9,949	4,318	4,280	3,742
Debt securities issued by foreign governments	-	-	-	-	-
Total amortized cost	$ 1,282,525	$ 1,725,300	$ 2,124,468	$ 2,834,140	$ 3,959,370

Unrealized gain (loss)
Government sponsored agencies and enterprises	872	1,004	1,044	1,119	1,349
Bank notes issued through the TLGP(1)	-	-	-	-	(29)
States and political subdivisions	24,554	17,549	13,070	13,389	23,352
Mortgage-backed securities	11,415	25,131	11,843	(5,444)	10,897
Corporate bonds	-	-	-	(5)	(56)
Equity securities	299	223	66	34	97
Debt securities issued by foreign governments	-	-	-	-	-
Total unrealized gain	$ 37,140	$ 43,907	$ 26,023	$ 9,093	$ 35,610

(1)	Represents bank notes that are guaranteed by the FDIC under the Temporary Liquidity Guarantee Program (TLGP).

We do not have any meaningful direct or indirect holdings of subprime residential mortgage loans, home equity lines of credit, or any Fannie Mae or Freddie Mac preferred or common equity securities in our investment portfolio.  Additionally, more than 99% of our mortgage-backed securities are agency guaranteed.

FUNDING MIX AND LIQUIDITY

The following table shows the composition of our core and wholesale funding resources as of the dates indicated (dollars in thousands):

	September 30,		June 30,		March 31,		December 31,		September 30,
	2010		2010		2010		2009		2009
		% of		% of		% of		% of		% of
	Amount	Total	Amount	Total	Amount	Total	Amount	Total	Amount	Total
Core funding:
Non-interest bearing deposits	$ 1,704,142	19%	$ 1,604,482	18%	$ 1,424,746	16%	$ 1,552,185	16%	$ 2,925,714	24%
Money market and NOW accounts	2,819,731	31%	2,773,306	30%	2,716,339	31%	2,775,468	29%	3,269,505	26%
Savings accounts	633,975	7%	618,199	7%	589,485	7%	583,783	6%	570,974	5%
Certificates of deposit	2,649,759	29%	2,824,075	31%	2,737,779	31%	3,153,310	33%	3,968,177	32%
Customer repurchase agreements	277,900	3%	298,816	3%	263,663	3%	223,917	3%	236,164	2%
Total core funding	8,085,507	89%	8,118,878	89%	7,732,012	88%	8,288,663	87%	10,970,534	89%

Wholesale funding:
Public funds - certificates of deposit	90,754	1%	76,863	1%	94,084	1%	90,219	1%	112,554	1%
Brokered deposit accounts	498,264	5%	500,342	5%	492,746	5%	528,311	6%	583,143	5%
Other short-term borrowings	4,464	-	3,271	-	-	-	100,000	1%	200,842	2%
Long-term borrowings	244,529	2%	256,569	2%	270,090	3%	281,349	2%	291,315	2%
Subordinated debt	50,000	1%	50,000	1%	50,000	1%	50,000	1%	50,000	0%
Junior subordinated notes issued
to capital trusts	158,579	2%	158,605	2%	158,641	2%	158,677	2%	158,712	1%
Total wholesale funding	1,046,590	11%	1,045,650	11%	1,065,561	12%	1,208,556	13%	1,396,566	11%

Total funding	$ 9,132,097	100%	$ 9,164,528	100%	$ 8,797,573	100%	$ 9,497,219	100%	$ 12,367,100	100%

Core funding as a percentage of total funding remained consistent with prior quarters.  Non-interest bearing deposits increased during the quarter primarily due to the benefit of seasonal deposits of government entities.  This was offset by a decrease in certificates of deposit, as certificates of deposits for a majority of rate sensitive customers were not renewed.  Core funding decreased from September 30, 2009 as at that time we were in the process of redeeming out-of-market certificates of deposit assumed in the Corus FDIC-assisted transaction.

FORWARD-LOOKING STATEMENTS

When used in this press release and in reports filed with or furnished to the Securities and Exchange Commission, in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will,” “should,” “will likely result,” “are expected to,” “will continue” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made.  These statements may relate to our future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial items.  By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements.

Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) expected cost savings, synergies and other benefits from our merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (2) the possibility that the expected benefits of the Broadway Bank, New Century Bank and other FDIC-assisted transactions we previously completed will not be realized, and the possibility that the amount of the gains, if any, we ultimately realize on these transactions will differ materially from any recorded preliminary gains; (3) the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, which could necessitate additional provisions for loan losses, resulting both from loans we originate and loans we acquire from other financial institutions; (4) results of examinations by the Office of Comptroller of Currency and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for loan losses or write-down assets; (5) competitive pressures among depository institutions; (6) interest rate movements and their impact on customer behavior and net interest margin; (7) the impact of repricing and competitors’ pricing initiatives on loan and deposit products; (8) fluctuations in real estate values; (9) the ability to adapt successfully to technological changes to meet customers’ needs and developments in the market place; (10) our ability to realize the residual values of our direct finance, leveraged, and operating leases; (11) our ability to access cost-effective funding; (12) changes in financial markets; (13) changes in economic conditions in general and in the Chicago metropolitan area in particular; (14) the costs, effects and outcomes of litigation; (15) new legislation or regulatory changes, including but not limited to the financial regulatory reform legislation, changes in federal and/or state tax laws or interpretations thereof by taxing authorities, changes in laws, rules or regulations applicable to companies that have participated in the TARP Capital Purchase Program of the U.S. Department of the Treasury and other governmental initiatives affecting the financial services industry; (16) changes in accounting principles, policies or guidelines; (17) our future acquisitions of other depository institutions or lines of business; and (18) future goodwill impairment due to changes in our business, changes in market conditions, or other factors.

We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

TABLES TO FOLLOW

MB FINANCIAL, INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)
As of the dates indicated
(Amounts in thousands, except per share data)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2010	2010	2010	2009	2009
ASSETS
Cash and due from banks	$ 131,381	$ 115,450	$ 113,664	$ 136,763	$ 125,010
Interest earning deposits with banks	857,997	262,828	430,366	265,257	2,549,562
Total cash and cash equivalents	989,378	378,278	544,030	402,020	2,674,572
Investment securities:
Securities available for sale, at fair value	1,319,665	1,769,207	2,150,491	2,843,233	3,994,980
Non-marketable securities - FHLB and FRB Stock	78,807	78,807	70,361	70,361	70,031
Total investment securities	1,398,472	1,848,014	2,220,852	2,913,594	4,065,011

Loans held for sale	-	-	-	-	6,250
Loans:
Total loans excluding covered loans	5,989,948	6,149,786	6,259,805	6,350,951	6,401,265
Covered loans(1)	859,038	861,706	155,051	173,596	91,230
Total loans	6,848,986	7,011,492	6,414,856	6,524,547	6,492,495
Less allowance for loan loss	193,926	195,612	177,787	177,072	189,232
Net loans	6,655,060	6,815,880	6,237,069	6,347,475	6,303,263
Lease investments, net	131,324	143,143	138,929	144,966	135,201
Premises and equipment, net	185,064	180,714	181,394	179,641	178,586
Cash surrender value of life insurance	124,116	123,324	122,618	121,946	121,278
Goodwill, net	387,069	387,069	387,069	387,069	387,069
Other intangibles, net	36,285	34,186	36,198	37,708	39,357
Other real estate owned	59,114	43,988	41,589	36,711	22,612
Other real estate owned related to FDIC transactions	63,495	75,205	24,927	18,759	7,695
FDIC indemnification asset(1)	380,342	377,060	40,818	42,212	31,353
Other assets	198,845	231,888	209,747	233,292	162,965
Total assets	$ 10,608,564	$ 10,638,749	$ 10,185,240	$ 10,865,393	$ 14,135,212
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits:
Noninterest bearing	$ 1,704,142	$ 1,604,482	$ 1,424,746	$ 1,552,185	$ 2,925,714
Interest bearing	6,692,483	6,792,785	6,630,433	7,131,091	8,504,353
Total deposits	8,396,625	8,397,267	8,055,179	8,683,276	11,430,067
Short-term borrowings	282,364	302,087	263,663	323,917	437,004
Long-term borrowings	294,529	306,569	320,090	331,349	341,315
Junior subordinated notes issued to capital trusts	158,579	158,605	158,641	158,677	158,712
Investment securities purchased but not yet settled	-	-	-	-	348,632
Accrued expenses and other liabilities	140,553	129,308	95,189	116,994	147,605
Total liabilities	9,272,650	9,293,836	8,892,762	9,614,213	12,863,335
Stockholders' Equity
Preferred stock	193,956	193,809	193,665	193,522	193,381
Common stock	540	538	527	511	507
Additional paid-in capital	716,294	714,882	689,353	656,595	648,230
Retained earnings	402,754	408,991	392,931	395,170	408,048
Accumulated other comprehensive income	22,655	26,783	15,874	5,546	21,723
Treasury stock	(2,806)	(2,632)	(2,423)	(2,715)	(2,603)
Controlling interest stockholders' equity	1,333,393	1,342,371	1,289,927	1,248,629	1,269,286
Noncontrolling interest	2,521	2,542	2,551	2,551	2,591
Total stockholders' equity	1,335,914	1,344,913	1,292,478	1,251,180	1,271,877
Total liabilities and stockholders' equity	$ 10,608,564	$ 10,638,749	$ 10,185,240	$ 10,865,393	$ 14,135,212

(1)
“Covered loans” and “FDIC indemnification asset” refer to assets MB Financial Bank acquired in loss-share transactions facilitated by the FDIC.  The “FDIC indemnification asset” represents the present value of the amounts the Company expects MB Financial Bank to collect from the FDIC pursuant to the loss-share agreements.

MB FINANCIAL, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)(Unaudited)

	Three Months Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
	2010	2010	2010	2009	2009	2010	2009
Interest income:
Loans	$ 94,697	$ 94,699	$ 82,387	$ 84,015	$ 82,820	$ 271,783	$ 247,255
Investment securities available for sale:
Taxable	11,420	12,154	19,966	22,039	6,444	43,540	23,738
Nontaxable	3,387	3,403	3,428	3,498	3,585	10,218	11,256
Federal funds sold	-	-	2	-	-	2	-
Other interest bearing accounts	248	185	91	698	760	524	1,039
Total interest income	109,752	110,441	105,874	110,250	93,609	326,067	283,288
Interest expense:
Deposits	18,597	20,283	21,372	31,396	27,662	60,252	90,218
Short-term borrowings	281	264	345	1,142	1,222	890	4,024
Long-term borrowings & junior subordinated notes	3,256	3,213	3,339	3,511	3,791	9,808	12,695
Total interest expense	22,134	23,760	25,056	36,049	32,675	70,950	106,937
Net interest income	87,618	86,681	80,818	74,201	60,934	255,117	176,351
Provision for loan losses	65,000	85,000	47,200	70,000	45,000	197,200	161,800
Net interest income after provision for loan losses	22,618	1,681	33,618	4,201	15,934	57,917	14,551
Other income:
Loan service fees	1,659	2,042	1,284	1,723	1,565	4,985	5,190
Deposit service fees	10,705	9,461	8,848	9,311	7,912	29,014	21,289
Lease financing, net	5,022	5,026	4,620	5,799	3,937	14,668	12,729
Brokerage fees	1,407	1,129	1,245	1,272	1,004	3,781	3,334
Trust & asset management fees	3,918	3,536	3,335	3,347	3,169	10,789	9,246
Net gain on sale of investment securities	9,482	2,304	6,866	239	3	18,652	13,790
Increase in cash surrender value of life insurance	1,209	706	671	669	664	2,586	1,790
Net gain (loss) on sale of other assets	299	(99)	11	12	12	211	(25)
Acquisition related gains	-	62,649	-	18,325	10,222	62,649	10,222
Other operating income	2,290	6,146	(162)	2,230	2,412	8,274	6,662
Total other income	35,991	92,900	26,718	42,927	30,900	155,609	84,227
Other expense:
Salaries & employee benefits	37,424	37,104	33,422	33,391	31,196	107,950	87,263
Occupancy & equipment expense	8,800	8,928	9,179	8,885	7,803	26,907	22,636
Computer services expense	2,654	3,322	2,528	2,882	2,829	8,504	7,129
Advertising & marketing expense	1,620	1,639	1,633	683	1,296	4,892	3,502
Professional & legal expense	1,637	1,370	1,078	1,465	1,126	4,085	3,215
Brokerage fee expense	596	420	462	553	478	1,478	1,446
Telecommunication expense	975	964	908	1,127	812	2,847	2,306
Other intangible amortization expense	1,567	1,505	1,510	1,650	966	4,582	2,841
FDIC insurance premiums	3,873	3,833	3,964	4,099	3,206	11,670	12,663
Impairment charges	-	-	-	-	4,000	-	4,000
Other operating expenses	7,525	7,141	7,228	6,337	5,446	21,894	15,677
Total other expense	66,671	66,226	61,912	61,072	59,158	194,809	162,678
Income (loss) before income taxes	(8,062)	28,355	(1,576)	(13,944)	(12,324)	18,717	(63,900)
Income tax expense (benefit)	(5,253)	9,158	(2,523)	(4,164)	(13,596)	1,382	(41,101)
Income (loss) from continuing operations	(2,809)	19,197	947	(9,780)	1,272	17,335	(22,799)
Income from discontinued operations, net of tax	-	-	-	-	6,172	-	6,453
Net income (loss)	(2,809)	19,197	947	(9,780)	7,444	17,335	(16,346)
Preferred stock dividends and discount accretion	2,597	2,594	2,593	2,591	2,589	7,784	7,707
Net income (loss) available to common shareholders	$ (5,406)	$ 16,603	$ (1,646)	$ (12,371)	$ 4,855	$ 9,551	$ (24,053)

	Three Months Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
	2010	2010	2010	2009	2009	2010	2009
Common share data:
Basic earnings (loss) per common share from continuing operations	$ (0.05)	$ 0.36	$ 0.02	$ (0.19)	$ 0.03	$ 0.33	$ (0.58)
Basic earnings per common share from discontinued operations	$ -	$ -	$ -	$ -	$ 0.16	$ -	$ 0.13
Impact of preferred stock dividends on basic earnings (loss) per common share	$ (0.05)	$ (0.05)	$ (0.05)	$ (0.05)	$ (0.07)	$ (0.15)	$ (0.21)
Basis earnings (loss) per common share	$ (0.10)	$ 0.31	$ (0.03)	$ (0.25)	$ 0.12	$ 0.18	$ (0.65)
Diluted earnings (loss) per common share from continuing operations	$ (0.05)	$ 0.36	$ 0.02	$ (0.19)	$ 0.03	$ 0.33	$ (0.57)
Diluted earnings per common share from discontinued operations	$ -	$ -	$ -	$ -	$ 0.16	$ -	$ 0.13
Impact of preferred stock dividends on diluted earnings (loss) per common share	$ (0.05)	$ (0.05)	$ (0.05)	$ (0.05)	$ (0.07)	$ (0.15)	$ (0.21)
Diluted earnings (loss) per common share	$ (0.10)	$ 0.31	$ (0.03)	$ (0.25)	$ 0.12	$ 0.18	$ (0.65)

Weighted average common shares outstanding	53,327,219	52,702,779	51,264,727	50,279,008	39,104,894	52,439,130	36,597,280
Diluted weighted average common shares outstanding	53,545,596	53,034,426	51,264,727	50,279,008	39,299,168	52,750,219	36,751,738

	Three Months Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
	2010	2010	2010	2009	2009	2010	2009
Performance Ratios:
Annualized return on average assets	(0.10%)	7.27%	0.04%	(0.33%)	0.30%	0.22%	(0.24%)
Annualized return on average common equity	(1.86)	5.79	(0.61)	(4.54)	2.13	1.13	(3.65)
Annualized cash return on average tangible common equity(1)	(2.38)	9.52	(0.40)	(6.69)	4.33	2.33	(6.21)
Net interest rate spread	3.71	3.69	3.42	2.54	2.51	3.61	2.66
Cost of funds(2)	0.96	1.04	1.13	1.38	1.50	1.05	1.80
Efficiency ratio(3)	55.40	56.45	58.11	59.59	65.70	56.59	63.53
Annualized net non-interest expense to average assets(4)	1.36	1.45	1.52	1.21	1.40	1.44	1.39
Core pre-tax pre-provision earnings to risk-weighted assets(5)	2.91	2.71	2.41	2.07	1.46	2.71	1.52
Net interest margin	3.81	3.79	3.55	2.74	2.74	3.72	2.89
Tax equivalent effect	0.11	0.12	0.12	0.12	0.11	0.11	0.13
Net interest margin - fully tax equivalent basis(6)	3.92	3.91	3.67	2.86	2.85	3.83	3.02
Asset Quality Ratios:
Non-performing loans(7) to total loans	5.73%	4.90%	5.04%	4.16%	4.41%	5.73%	4.41%
Non-performing assets(7) to total assets	4.26	3.65	3.58	2.84	2.19	4.26	2.19
Allowance for loan losses to non-performing loans(7)	49.40	56.89	55.01	65.26	66.02	49.40	66.02
Allowance for loan losses to non-performing loans,(7)
including partial charge-offs taken	64.78	69.55	65.31	72.34	70.74	64.78	70.74
Allowance for loan losses to total loans	2.83	2.79	2.77	2.71	2.91	2.83	2.91
Net loan charge-offs to average loans (annualized)	3.81	3.89	2.93	5.05	2.28	3.56	2.44
Capital Ratios:
Tangible equity to tangible assets(8)	9.07%	9.15%	9.02%	8.03%	6.26%	9.07%	6.26%
Tangible common equity to risk weighted assets(9)	10.49	10.34	9.73	8.83	9.27	10.49	9.27
Tangible common equity to tangible assets(10)	7.17	7.25	7.04	6.18	4.85	7.17	4.85
Book value per common share(11)	$ 21.17	$ 21.40	$ 20.85	$ 20.75	$ 21.48	$ 21.17	$ 21.48
Less: goodwill and other intangible assets, net of tax
benefit, per common share	7.62	7.61	7.79	8.07	8.22	7.62	8.22
Tangible book value per share(12)	13.55	13.79	13.06	12.68	13.26	13.55	13.26

Total capital (to risk-weighted assets)	17.14%	16.78%	16.39%	15.45%	15.76%	17.14%	15.76%
Tier 1 capital (to risk-weighted assets)	15.15	14.82	14.42	13.51	13.80	15.15	13.80
Tier 1 capital (to average assets)	10.38	10.48	10.30	8.71	10.60	10.38	10.60
Tier 1 common capital (to risk-weighted assets)	10.17	9.97	9.51	8.76	8.72	10.17	8.72

(1)
Net cash flow available to common stockholders (net income available to common stockholders, plus other intangibles amortization expense, net of tax benefit) / Average tangible common equity (average common equity less average goodwill and average other intangibles, net of tax benefit).

(2)	Equals total interest expense divided by the sum of average interest bearing liabilities and noninterest bearing deposits.
(3)
Equals total other expense excluding FDIC special assessment and impairment charges divided by the sum of net interest income on a fully tax equivalent basis and total other income less net gains (losses) on securities available for sale, net gains (losses) on sale of other assets, net gains (losses) on other real estate owned, and acquisition related gains.

(4)
Equals total other expense excluding FDIC special assessment and impairment charges less total other income excluding net gains (losses) on securities available for sale, net gain (losses) on sale of other assets, net gains (losses) on other real estate owned, and acquisition related gains divided by average assets.

(5)
Equal net income before taxes excluding loan loss provision expense, FDIC special assessment, impairment charges, net gains (losses) on securities available for sale, net gain (losses) on sale of other assets, and acquisition related gains divided by risk-weighted assets.

(6)	Represents net interest income, on a fully tax equivalent basis assuming a 35% tax rate, as a percentage of average interest earning assets.
(7)	Excludes purchased credit-impaired loans and loans held for sale. Non-performing assets excludes other real estate owned related to FDIC transactions.
(8)	Equals total ending stockholders’ equity less goodwill and other intangibles, net of tax benefit, divided by total assets less goodwill and other intangibles, net of tax benefit.
(9)	Equals total ending common stockholders’ equity less goodwill and other intangibles, net of tax benefit, divided by total risk weighted assets.
(10)	Equals total ending common stockholders’ equity less goodwill and other intangibles, net of tax benefit, divided by total assets less goodwill and other intangibles, net of tax benefit.
(11)	Equals total ending common stockholders’ equity divided by common shares outstanding.
(12)	Equals total ending common stockholders’ equity less goodwill and other intangibles, net of tax benefit, divided by common shares outstanding.

NON-GAAP FINANCIAL INFORMATION

This press release contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP).  These measures include pre-tax, pre-provision earnings; core pre-tax, pre-provision earnings; net interest income on a fully tax equivalent basis, net interest margin on a fully tax equivalent basis; efficiency ratio, ratio of annualized net non-interest expense to average assets, and ratio of core pre-tax, pre-provision earnings to risk-weighted assets, with net gains and losses on securities available for sale, net gains and losses on sale of other assets, net gains and losses on other real estate owned, and acquisition related gains excluded from the non-interest income components and the FDIC special assessment expense and impairment charges excluded from the non-interest expense components of these ratios; ratios of tangible equity to tangible assets, tangible common equity to risk weighted assets, tangible common equity to tangible assets and Tier 1 common capital to risk-weighted assets; tangible book value per common share; and annualized cash return on average tangible common equity.  Our management uses these non-GAAP measures in its analysis of our performance.  Management believes that pre-tax, pre-provision earnings are a useful measure in assessing our core operating performance, particularly during times of economic stress.  The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate.  Management believes that it is a standard practice in the banking industry to present net interest income and net interest margin on a fully tax equivalent basis, and accordingly believes that providing these measures may be useful for peer comparison purposes.  Management also believes that by excluding net gains and losses on securities available for sale, net gains and losses on sale of other assets, net gains and losses on other real estate owned and acquisition-related gains from the non-interest income component and excluding the FDIC special assessment expense and impairment changes from other non-interest expense of the efficiency ratio, the ratio of annualized net non-interest expense to average assets and the ratio of core pre-tax, pre-provision earnings to risk-weighted assets, these ratios better reflect our core operating performance.  In addition, management believes that presenting the ratio of Tier 1 common equity to risk weighted assets is useful for assessing our capital strength and for peer comparison purposes.  The other measures exclude the ending balances of acquisition-related goodwill and other intangible assets, net of tax benefit, in determining tangible stockholders’ equity.  Management believes the presentation of these other financial measures excluding the impact of such items provides useful supplemental information that is helpful in understanding our financial results, as they provide a method to assess management’s success in utilizing our tangible capital.  These disclosures should not be viewed as substitutes for the results determined to be in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

The following table presents a reconciliation of tangible equity to equity (in thousands):

	September 30,	June 30,	March 31,	December 31,	September 30,
	2010	2010	2010	2009	2009
Stockholders' equity - as reported	$ 1,335,914	$ 1,344,913	$ 1,292,478	$ 1,251,180	$ 1,271,877
Less: goodwill	387,069	387,069	387,069	387,069	387,069
Less: other intangible, net of tax benefit	23,585	22,221	23,529	24,510	25,582
Tangible equity	$ 925,260	$ 935,623	$ 881,880	$ 839,601	$ 859,226

The following table presents a reconciliation of tangible assets to total assets (in thousands):

	September 30,	June 30,	March 31,	December 31,	September 30,
	2010	2010	2010	2009	2009
Total assets - as reported	$ 10,608,564	$ 10,638,749	$ 10,185,240	$ 10,865,393	$ 14,135,212
Less: goodwill	387,069	387,069	387,069	387,069	387,069
Less: other intangible, net of tax benefit	23,585	22,221	23,529	24,510	25,582
Tangible assets	$ 10,197,910	$ 10,229,459	$ 9,774,642	$ 10,453,814	$ 13,722,561

The following table presents a reconciliation of tangible common equity to stockholders’ common equity (in thousands):

	September 30,	June 30,	March 31,	December 31,	September 30,
	2010	2010	2010	2009	2009
Common stockholders' equity - as reported	$ 1,141,958	$ 1,151,104	$ 1,098,813	$ 1,057,658	$ 1,078,496
Less: goodwill	387,069	387,069	387,069	387,069	387,069
Less: other intangible, net of tax benefit	23,585	22,221	23,529	24,510	25,582
Tangible common equity	$ 731,304	$ 741,814	$ 688,215	$ 646,079	$ 665,845

The following table presents a reconciliation of average tangible common equity to average common stockholders’ equity (in thousands):

	Three Months Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
	2010	2010	2010	2009	2009	2010	2009
Average common stockholders' equity - as reported	$ 1,152,058	$ 1,150,440	$ 1,089,859	$ 1,081,794	$ 905,897	$ 1,131,013	$ 882,200
Less: average goodwill	387,069	387,069	387,069	387,069	387,069	388,074	387,069
Less: average other intangible assets,
net of tax benefit	22,596	22,905	23,892	25,128	16,630	23,126	16,897
Average tangible common equity	$ 742,393	$ 740,466	$ 678,898	$ 669,597	$ 502,198	$ 719,813	$ 478,234

The following table presents a reconciliation of net cash flow available to common stockholders to net (loss) income available to common stockholders (in thousands):

	Three Months Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
	2010	2010	2010	2009	2009	2010	2009
Net (loss) income available to common
shareholders - as reported	$ (5,406)	$ 16,603	$ (1,646)	$ (12,371)	$ 4,855	$ 9,551	$ (24,053)
Add: other intangible amortization expense,
net of tax benefit	1,018	978	982	1,073	628	2,978	1,847
Net cash flow available to common shareholders	$ (4,388)	$ 17,581	$ (664)	$ (11,299)	$ 5,483	$ 12,529	$ (22,206)

Efficiency Ratio Calculation (Dollars in Thousands)

	Three Months Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
	2010	2010	2010	2009	2009	2010	2009
Non-interest expense	$ 66,671	$ 66,226	$ 61,912	$ 61,072	$ 59,158	$ 194,809	$ 162,678
Adjustment for FDIC special assessment	-	-	-	-	-	-	3,850
Adjustment for impairment charges	-	-	-	-	4,000	-	4,000
Non-interest expense - as adjusted	$ 66,671	$ 66,226	$ 61,912	$ 61,072	$ 55,158	$ 194,809	$ 154,828

Net interest income	$ 87,618	$ 86,681	$ 80,818	$ 74,201	$ 60,934	$ 255,117	$ 176,351
Tax equivalent adjustment	2,614	2,642	2,593	3,195	2,383	7,849	7,430
Net interest income on a fully tax equivalent basis	90,232	89,323	83,411	77,396	63,317	262,966	183,781
Plus other income	35,991	92,900	26,718	42,927	30,900	155,609	84,227
Less net gains (losses) on other real estate owned	(3,913)	52	(3,299)	(733)	25	(7,161)	303
Less net gains on securities available for sale	9,482	2,304	6,866	239	3	18,652	13,790
Less net gains (losses) on sale of other assets	299	(99)	11	12	12	211	(25)
Less acquisition related gains	-	62,649	-	18,325	10,222	62,649	10,222
Net interest income plus non-interest income -
as adjusted	$ 120,355	$ 117,317	$ 106,551	$ 102,480	$ 83,955	$ 344,224	$ 243,718

Efficiency ratio	55.40%	56.45%	58.11%	59.59%	65.70%	56.59%	63.53%

Efficiency ratio (without adjustments)	53.94%	36.88%	57.57%	52.14%	64.42%	47.43%	62.43%

Annualized Net Non-interest Expense to Average Assets Calculation (Dollars in Thousands)

	Three Months Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
	2010	2010	2010	2009	2009	2010	2009
Non-interest expense	$ 66,671	$ 66,226	$ 61,912	$ 61,072	$ 59,158	$ 194,809	$ 162,678
Adjustment for FDIC special assessment	-	-	-	-	-	-	3,850
Adjustment for impairment charges	-	-	-	-	4,000	-	4,000
Non-interest expense - as adjusted	66,671	66,226	61,912	61,072	55,158	194,809	154,828

Other income	35,991	92,900	26,718	42,927	30,900	155,609	84,227
Less net gains (loss) on other real estate owned	(3,913)	52	(3,299)	(733)	25	(7,161)	303
Less net gains on securities available for sale	9,482	2,304	6,866	239	3	18,652	13,790
Less net gains (loss) on sale of other assets	299	(99)	11	12	12	211	(25)
Less acquisition related gains	-	62,649	-	18,325	10,222	62,649	10,222
Other income - as adjusted	30,123	27,994	23,140	25,084	20,638	81,258	59,937

Net non-interest expense	$ 36,548	$ 38,232	$ 38,772	$ 35,988	$ 34,520	$ 113,551	$ 94,891

Average assets	$ 10,634,556	$ 10,584,722	$ 10,349,664	$ 11,786,792	$ 9,793,875	$ 10,524,024	$ 9,100,092

Annualized net non-interest expense to average assets	1.36%	1.45%	1.52%	1.21%	1.40%	1.44%	1.39%

Annualized net non-interest expense to average assets
(without adjustments)	1.14%	-1.01%	1.38%	0.61%	1.14%	0.50%	1.15%

Core Pre-Tax, Pre-Provision Earnings

	Three Months Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
	2010	2010	2010	2009	2009	2010	2009
Income (loss) before income taxes	$ (8,062)	$ 28,355	$ (1,576)	$ (13,944)	$ (12,324)	$ 18,717	$ (63,900)
Provision for loan losses	65,000	85,000	47,200	70,000	45,000	197,200	161,800
Pre-tax, pre-provision earnings	56,938	113,355	45,624	56,056	32,676	215,917	97,900

Non-core other income
Net gains on sale of investment securities	9,482	2,304	6,866	239	3	18,652	13,790
Net gain (loss) on sale of other assets	299	(99)	11	12	12	211	(25)
Net gain (loss) on other real estate owned	(3,913)	52	(3,299)	(733)	25	(7,161)	303
Acquisition related gains	-	62,649	-	18,325	10,222	62,649	10,222
Total non-core other income	5,868	64,906	3,578	17,843	10,262	74,351	24,290

Non-core other expense
FDIC special assessment	-	-	-	-	-	-	3,850
Impairment charges	-	-	-	-	4,000	-	4,000
Total non-core other expense	-	-	-	-	4,000	-	7,850
Core pre-tax, pre-provision earnings	$ 51,070	$ 48,449	$ 42,046	$ 38,213	$ 26,414	$ 141,566	$ 81,460

Risk-weighted assets	$ 6,971,810	$ 7,171,744	$ 7,074,274	$ 7,315,068	$ 7,186,343	$ 6,971,810	$ 7,186,343

Annualized pre-tax, pre-provision earnings to risk-
weighted assets	2.91%	2.71%	2.41%	2.07%	1.46%	2.71%	1.52%
Annualized pre-tax, pre-provision earnings to risk-
weighted assets (without adjustments)	3.24%	6.34%	2.62%	3.04%	1.80%	4.14%	1.82%

A reconciliation of net interest margin on a fully tax equivalent basis to net interest margin is contained in the tables under “Net Interest Margin.”  A reconciliation of tangible book value per common share to book value per common share is contained in the “Selected Financial Ratios” table.

NET INTEREST MARGIN

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, and the resultant costs, expressed both in dollars and rates (dollars in thousands):

	Three Months Ended September 30,						Three Months Ended June 30,
	2010			2009			2010
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Interest Earning Assets:
Loans (1) (2) (3):
Commercial related credits
Commercial	$ 1,307,155	$ 16,933	5.14%	$ 1,426,385	$ 17,286	4.81%	$ 1,381,828	$ 17,185	4.99%
Commercial loans collateralized by assignment
of lease payments	989,412	14,706	5.95	847,667	12,769	6.03	980,959	15,207	6.20
Real estate commercial	2,316,143	30,706	5.19	2,436,157	32,926	5.29	2,392,791	31,993	5.29
Real estate construction	500,644	4,452	3.48	712,937	6,251	3.43	549,545	4,366	3.14
Total commercial related credits	5,113,354	66,797	5.11	5,423,146	69,232	5.00	5,305,123	68,751	5.13
Other loans
Real estate residential	327,686	4,126	5.04	282,523	3,904	5.53	307,864	4,343	5.64
Home equity	389,996	4,284	4.36	407,728	4,526	4.40	398,028	4,467	4.50
Indirect	182,268	3,192	6.95	188,300	3,225	6.79	181,140	3,288	7.28
Consumer loans	58,166	500	3.41	56,841	571	3.99	60,439	526	3.49
Total other loans	958,116	12,102	5.01	935,392	12,226	5.19	947,471	12,624	5.34
Total loans, excluding covered loans	6,071,470	78,899	5.16	6,358,538	81,458	5.08	6,252,594	81,375	5.22
Covered loans	867,945	16,590	7.58	93,556	1,814	7.69	672,546	14,133	8.43
Total loans	6,939,415	95,489	5.46	6,452,094	83,272	5.12	6,925,140	95,508	5.53

Taxable investment securities	1,450,608	11,420	3.15	1,032,410	6,444	2.50	1,633,167	12,154	2.98
Investment securities exempt from federal income taxes (3)	355,288	5,210	5.74	379,056	5,516	5.69	358,192	5,236	5.78
Federal funds sold	-	-	0.00	-	-	-	-	-	0.00
Other interest bearing deposits	377,555	248	0.26	965,276	760	0.31	252,262	185	0.29
Total interest earning assets	$ 9,122,866	$ 112,367	4.89	$ 8,828,836	$ 95,992	4.31	$ 9,168,761	$ 113,083	4.95
Non-interest earning assets	1,511,690			965,039			1,415,961
Total assets	$ 10,634,556			$ 9,793,875			$ 10,584,722

Interest Bearing Liabilities:
Core funding:
Money market and NOW accounts	$ 2,789,046	$ 4,022	0.57%	$ 2,118,024	$ 4,461	0.84%	$ 2,745,286	$ 3,905	0.57%
Savings accounts	623,555	469	0.30	477,048	447	0.37	609,378	487	0.32
Certificate of deposit	2,740,219	9,546	1.38	3,019,701	17,422	2.29	2,870,090	11,012	1.54
Customer repurchase agreements	260,469	243	0.37	226,972	293	0.51	270,506	253	0.38
Total core funding	6,413,289	14,280	0.88	5,841,745	22,623	1.54	6,495,260	15,657	0.97
Whole sale funding:
Public funds	80,339	132	0.65	102,119	314	1.22	103,282	157	0.61
Brokered accounts (includes fee expense)	485,676	4,427	3.62	564,821	5,019	3.53	502,638	4,723	3.77
Other short-term borrowings	4,279	39	3.62	201,588	929	1.83	2,152	10	1.86
Long-term borrowings	458,657	3,257	2.78	504,218	3,790	2.94	471,316	3,213	2.70
Total wholesale funding	1,028,951	7,855	3.03	1,372,746	10,052	2.91	1,079,388	8,103	3.01
Total interest bearing liabilities	$ 7,442,240	$ 22,135	1.18	$ 7,214,491	$ 32,675	1.80	$ 7,574,648	$ 23,760	1.26
Non-interest bearing deposits	1,673,259			1,445,937			1,552,813
Other non-interest bearing liabilities	173,139			34,237			113,097
Stockholders' equity	1,345,918			1,099,210			1,344,164
Total liabilities and stockholders' equity	$ 10,634,556			$ 9,793,875			$ 10,584,722
Net interest income/interest rate spread (4)		$ 90,232	3.71%		$ 63,317	2.51%		$ 89,323	3.69%
Taxable equivalent adjustment		2,614			2,383			2,642
Net interest income, as reported		$ 87,618			$ 60,934			$ 86,681
Net interest margin (5)			3.81%			2.74%			3.79%
Tax equivalent effect			0.11%			0.11%			0.12%
Net interest margin on a fully equivalent basis (5)			3.92%			2.85%			3.91%

(1)	Non-accrual loans are included in average loans.
(2)
Interest income includes amortization of deferred loan origination fees of $1.1 million, $1.2 million and $1.5 million for the three months ended September 30, 2010, September 30, 2009, and June 30, 2010, respectively.

(3)	Non-taxable loan and investment income is presented on a fully tax equivalent basis assuming a 35% tax rate.
(4)
Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(5)	Net interest margin represents net interest income as a percentage of average interest earning assets.

The following table represents, for the period indicated, the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, and the resultant costs, expressed both in dollars and rates (dollars in thousands):

	Nine Months Ended September 30,
	2010			2009
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Interest Earning Assets:
Loans (1) (2) (3):
Commercial related credits
Commercial	$ 1,351,436	$ 51,068	5.05%	$ 1,465,542	$ 52,731	4.81%
Commercial loans collateralized by assignment
of lease payments	969,035	44,145	6.07	780,442	36,306	6.20
Real estate commercial	2,382,228	95,262	5.27	2,390,861	96,913	5.35
Real estate construction	548,405	13,616	3.27	751,192	21,287	3.74
Total commercial related credits	5,251,104	204,091	5.13	5,388,037	207,237	5.07
Other loans
Real estate residential	310,645	12,355	5.30	284,962	11,962	5.60
Home equity	397,182	13,083	4.40	408,046	13,451	4.41
Indirect	180,808	9,532	7.05	189,091	9,562	6.76
Consumer loans	59,214	1,576	3.56	57,721	1,755	4.07
Total other loans	947,849	36,546	5.16	939,820	36,730	5.23
Total loans, excluding covered loans	6,198,953	240,637	5.19	6,327,857	243,967	5.15
Covered loans	571,596	33,494	7.83	72,886	4,656	8.54
Total loans	6,770,549	274,131	5.41	6,400,743	248,623	5.19

Taxable investment securities	1,791,504	43,540	3.24	891,142	23,738	3.55
Investment securities exempt from federal income taxes (3)	358,026	15,720	5.79	398,897	17,318	5.73
Federal funds sold	471	2	0.56	-	-	-
Other interest bearing deposits	252,301	524	0.28	455,354	1,039	0.31
Total interest earning assets	$ 9,172,851	$ 333,917	4.87	$ 8,146,136	$ 290,718	4.77
Non-interest earning assets	1,351,173			953,956
Total assets	$ 10,524,024			$ 9,100,092

Interest Bearing Liabilities:
Core funding:
Money market and NOW accounts	$ 2,747,977	$ 11,556	0.56%	$ 1,778,656	$ 12,250	0.92%
Savings accounts	606,326	1,406	0.31	439,674	1,222	0.37
Certificate of deposit	2,830,191	32,999	1.56	2,720,074	55,191	2.71
Customer repurchase agreements	254,396	741	0.39	257,289	879	0.46
Total core funding	6,438,890	46,702	0.97	5,195,693	69,542	1.79
Whole sale funding:
Public funds	95,210	476	0.67	144,769	1,770	1.63
Brokered accounts (includes fee expense)	494,643	13,815	3.73	708,372	19,786	3.73
Other short-term borrowings	9,260	149	2.15	222,838	3,145	1.89
Long-term borrowings	471,211	9,809	2.75	518,288	12,694	3.23
Total wholesale funding	1,070,324	24,249	3.03	1,594,267	37,395	3.14
Total interest bearing liabilities	$ 7,509,214	$ 70,951	1.26	$6,789,960	$ 106,937	2.11
Non-interest bearing deposits	1,560,914			1,162,003
Other non-interest bearing liabilities	129,163			73,456
Stockholders' equity	1,324,733			1,074,673
Total liabilities and stockholders' equity	$ 10,524,024			$ 9,100,092
Net interest income/interest rate spread (4)		$ 262,966	3.61%		$ 183,781	2.66%
Taxable equivalent adjustment		7,849			7,430
Net interest income, as reported		$ 255,117			$ 176,351
Net interest margin (5)			3.72%			2.89%
Tax equivalent effect			0.11%			0.13%
Net interest margin on a fully equivalent basis (5)			3.83%			3.02%

(1)	Non-accrual loans are included in average loans.
(2)	Interest income includes amortization of deferred loan origination fees of $3.6 million and $3.9 million for the nine months ended September 30, 2010, and September 30, 2009, respectively.
(3)	Non-taxable loan and investment income is presented on a fully tax equivalent basis assuming a 35% tax rate.
(4)
Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(5)	Net interest margin represents net interest income as a percentage of average interest earning assets.